EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-147507) pertaining to the Peabody Energy Corporation Amended and Restated Australian Employee Stock Purchase Plan (formerly the Peabody Energy Corporation Australian Employee Stock Purchase Plan) of our report dated March 29, 2010, with respect to the financial statements of the Peabody Energy Corporation Amended and Restated Australian Employee Stock Purchase Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2009.
/s/ Ernst & Young LLP
St. Louis, Missouri
March 29, 2010